As filed with the Securities and Exchange Commission on March 1, 2021

Registration No. 333-229770

Registration No. 333-223153

Registration No. 333-216200

Registration No. 333-211335

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-229770

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-223153

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-216200

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-211335

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACACIA COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	27-0291921
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Three Mill and Main Place, Suite 400 Maynard, Massachusetts	01754
(Address of Principal Executive Offices)	(Zip Code)

2009 Stock Plan

2016 Equity Incentive Plan

Amended and Restated 2016 Employee Stock Purchase Plan

(Full title of the plans)

Murugesan Shanmugaraj

President and Chief Executive Officer

Acacia Communications, Inc.

Three Mill and Main Place, Suite 400

Maynard, Massachusetts 01754

(Name and address of agent for service)

(978) 938-4896

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Acacia Communications, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•

Registration No.  333-229770, filed with the SEC on February 21, 2019, relating to the registration of 1,640,964 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) issuable pursuant to the 2016 Equity Incentive Plan;

•	Registration No. 333-223153, filed with the SEC on February 22, 2018, relating to the registration of 1,585,097 shares of Common Stock issuable pursuant to the 2016 Equity Incentive Plan;

•

Registration No.  333-216200, filed with the SEC on February 23, 2017, relating to the registration of 1,524,191 shares of Common Stock issuable pursuant to the 2016 Equity Incentive Plan and 381,047 shares of Common Stock issuable pursuant to the Amended and Restated 2016 Employee Stock Purchase Plan; and

•

Registration No.  333-211335, filed with the SEC on May 13, 2016, relating to the registration of 3,167,302 shares of Common Stock issuable pursuant to the 2016 Equity Incentive Plan, 700,000 shares of Common Stock issuable pursuant to the Amended and Restated 2016 Employee Stock Purchase Plan, and 4,177,653 shares of Common Stock issuable pursuant to the 2009 Stock Plan.

In accordance with the Company’s undertaking in Part II, Item 9 of the Registration Statements, the Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Company pursuant to the above referenced Registration Statements.

On March 1, 2021, pursuant to the terms of an Amended and Restated Agreement and Plan of Merger, dated as of January 14, 2021, by and among the Company, Cisco Systems, Inc. (“Parent”), and Amarone Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the Parent, at which time the Company’s equity securities ceased to be publicly traded.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Acacia Communications, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maynard, Commonwealth of Massachusetts on this 1st day of March, 2021.

Acacia Communications, Inc.

By:	/s/ Janene I. Asgeirsson
Name: Janene I. Asgeirsson
Title: Chief Legal Officer and Secretary